Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Third Quarter Fiscal Year 2016
 Financial Results

Revenues for the Third Quarter 2016 increased 19% to $5.97 Million

Non-GAAP EBITDA Increases to $773,862 or $0.24 per Share

East Rutherford, NJ – February 16, 2016 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (NYSE MKT: TIK), a leading designer and manufacturer of avionics test and measurement solutions, today reported its financial results for the third quarter of fiscal year 2016 ended December 31, 2015.

Highlights

•	Revenues increased to $5.97 million, a 19% increase versus the comparable period of fiscal year 2015.
•	Gross margins improved to 34% versus 31% in the comparable period of fiscal year 2015.
•	Operating income increased to $725k as compared to $226k in the third quarter of fiscal year 2015.
•	Non-GAAP EBITDA of $773,862 or $0.24 per share.
•	GAAP earnings per share of $0.07 per share, versus a loss of $0.01 per share in 2015.
•	Net working capital since the start of the fiscal year 2016 improved $1.6 million to $4.2 million.
•	Replaced our U.S. Army and U.S. Air Force outside marketing reps with internal resources to reduce commissions on the TS-4530A contract and drive future business with these key customers.

Revenues continue to remain strong as third quarter revenues approximated $6.0 million, a 19% increase as compared to approximately $5.0 million in the third quarter last year. Gross margin for the quarter increased to $2.0 million, or 34% of sales, as compared to $1.5 million, or 31% of sales, for the same period last year. This gross margin improvement is primarily attributed to the increase in revenue levels, product mix, and improved factory efficiency. Selling, general and administrative expenditures decreased by $57k versus the comparable period ended December 31, 2014 due in part to the termination of our U.S. Army and U.S. Air Force sales representatives and slightly lower, although still high, litigation expenses offset by higher profit sharing accruals, salaries and related expenses, commission expenses and professional fees. Research and development expenses increased $47k from the comparable period ended December 31, 2014, reflecting our continuing investment in our next generation of avionics and communications test sets.

Non-GAAP adjusted earnings (“EBITDA”) for the second quarter increased to $774k, or $0.24 per share, compared to $280k or $0.09 for the third quarter of fiscal year 2015. On a GAAP basis, net income for the quarter was $226,588, or $0.07 per basic share compared to a net loss of $20,944, or $0.01 per share, in the comparable period ended December 31, 2014. The net income results were significantly impacted by the $247k increase in the warrant liability. This increase in the warranty liability is due to much improved profitability in the current quarter versus the comparable period of 2015. Going forward, we believe that this warrant liability adjustment should be less of a factor in our quarterly results as the fourth quarter of fiscal year 2015 and all of fiscal year 2016 have been strongly profitable.

Mr. Jeffrey O’Hara, President and CEO of Tel, stated, “We are pleased to continue to report strong operating results. Our improved balance sheet, as a result of our improved operating results, provides us the opportunity to invest in our next generation test sets as well as to expand our business development and marketing activities. We believe that our operating results going forward will continue to benefit from increased volume and the shipment of more of the higher priced CRAFT units, as well as from the full production release of the TS-4530A SETS which have begun to ship.

The Company continues to actively work both domestic and overseas opportunities especially in the international Mode 5 market. We anticipate a longer term international growth opportunity as customers look to comply with the January 1, 2020 mandate for Mode 5 installation. We are also working closely with our major customers to address upcoming testing requirements with our CRAFT and TS-4530A test sets. The Company also continues to invest in its new generation of test sets with the TR-36 Nav/Comm test set being the first product to be released from these efforts. We are currently working on our next generation multi-purpose test set with the initial product currently scheduled to be introduced within the next 12 months. This will have the capability to address both our current avionic test set market as well as the much larger radio test set market. We believe that we will be extremely competitive and will work to expand our core markets with these new products. We continue to be excited about our near and long term prospects.”

We encourage everyone to read our full results of operations contained in our Quarterly Report on Form 10-Q for the period ended December 31, 2015 filed with the United States Securities and Exchange Commission on February 16, 2016, which can be found at sec.gov.

Conference Call

The Company will host a conference call and webcast on Tuesday, February 16, 2016 at 9:00 a.m. Eastern Time to discuss the Company’s fiscal third quarter results.

To access the live webcast, log onto the Tel-Instrument Electronics Corp.’s website at:

https://www.telinstrument.com/learn-about-telinstrument/investor-relations.html.

To participate in the call by phone, dial (877) 407-8035 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8035.

A replay of the teleconference will be available until March 16, 2016 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415.  Callers should use conference ID:  13630646.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

# # #

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso	John Nesbett or Jennifer Belodeau
	Tel-Instrument Electronics Corp.	Institutional Marketing Services (IMS)
	(201) 933-1600	(203) 972-9200
jnesbett@institutionalms.com

TEL-INSTRUMENT ELECTRONICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2015	March 31, 2015
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$629,053	$185,932
Accounts receivable, net	1,027,437	1,625,171
Inventories, net	4,808,364	4,032,074
Prepaid expenses and other current assets	251,417	281,002
Deferred financing costs	5,429	5,429
Deferred income tax asset	1,064,395	1,064,395
Total current assets	7,786,095	7,194,003

Equipment and leasehold improvements, net	193,434	270,792
Deferred financing costs – long-term	4,720	8,792
Deferred income tax asset – non-current	1,764,767	2,377,583
Other long-term assets	33,509	32,317
Total assets	9,782,525	9,883,487

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt, net of debt discount	411,912	387,839
Capital lease obligations – current portion	8,971	16,758
Accounts payable and accrued liabilities	2,339,126	3,577,566
Deferred revenues – current portion	23,275	18,609
Accrued payroll, vacation pay and payroll taxes	809,133	594,114
Total current liabilities	3,592,417	4,594,886

Subordinated notes payable - related parties	45,000	250,000
Capital lease obligations – long-term	-	4,561
Long-term debt	411,594	708,604
Deferred revenues – long-term	134,385	133,650
Warrant liability	1,216,541	518,962
Other long-term liabilities	14,100	33,000
Total liabilities	5,414,037	6,243,663

Commitments

Stockholders' equity:
Common stock, 4,000,000 shares authorized, par value $0.10 per share, 3,256,887 and 3,256,887 shares issued and outstanding, respectively	325,686	325,686
Additional paid-in capital	8,069,714	8,046,168
Accumulated deficit	(4,026,912)	(4,732,030)
Total stockholders' equity	4,368,488	3,639,824
Total liabilities and stockholders' equity	$9,782,525	$9,883,487

TEL-INSTRUMENT ELECTRONICS CORP.
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Net sales	$5,970,865	$5,030,097	18,635,174	$11,746,847
Cost of sales	3,936,108	3,484,310	12,541,656	8,211,499

Gross margin	2,034,757	1,545,787	6,093,518	3,535,348

Operating expenses:
Selling, general and administrative	767,923	825,261	2,517,487	2,364,488
Engineering, research and development	541,502	494,721	1,477,290	1,476,343
Total operating expenses	1,309,425	1,319,982	3,994,777	3,840,831

Income (loss) from operations	725,332	225,805	2,098,741	(305,483)

Other income (expense):
Amortization of debt discount	-	(14,373)	-	(75,308)
Loss on extinguishment of debt	-	(188,102)	-	(188,102)
Amortization of deferred financing costs	(1,357)	(13,648)	(4,072)	(67,808)
Change in fair value of common stock warrants	(246,751)	37,330	(697,579)	(68,750)
Interest expense	(23,685)	(39,137)	(79,154)	(159,004)
Total other expense	(271,793)	(217,930)	(780,805)	(558,972)

Income (loss) before income taxes	453,539	7,875	1,317,936	(864,455)

Income tax expense (benefit)	226,951	28,819	612,816	(211,311)

Net income (loss)	$226,588	$(20,944)	$705,120	$(653,144)

Basic income (loss) per common share	$0.07	$(0.01)	$0.22	$(0.20)
Diluted income (loss) per common share	$0.07	$(0.01)	$0.22	$(0.20)

Weighted average shares outstanding:
Basic	3,256,887	3,255,028	3,256,887	3,253,045
Diluted	3,261,690	3,255,028	3,261,955	3,253,045

TEL-INSTRUMENT ELECTRONICS CORP.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
	2015	2014

Net income (loss)	$226,588	$(20,944)

Income tax provision (benefit)	226,951	28,819

Depreciation and amortization	40,027	45,047
Amortization of debt discount	-	14,373
Loss on extinguishment of debt	-	188,102
Amortization of deferred financing costs	1,357	13,648
Change on fair value of common stock warrants	246,751	(37,330)
Interest, net	23,685	39,137
Non-cash stock-based compensation	8,503	8,829

Non-GAAP EBITDA	$773,862	$279,681

Non-GAAP EBITDA per common share	$0.24	$0.09

Basic weighted average shares outstanding	3,256,887	3,255,028

The term EBITDA consists of net income (loss) plus interest, taxes, depreciation and amortization, amortization of debt discount and deferred financing charges, change in fair value of warrants, non-cash interest, and non-cash stock-based compensation. EBITDA is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation from, or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt, and to fund capital expenditures, and provides investors a helpful measure for analyzing its operating performance. The table above sets forth a reconciliation of EBITDA to net income (loss), which is the most directly comparable measure of financial performance, calculated under generally accepted accounting principles. Non-GAAP EBITDA per common share is calculated by dividing Non-GAAP EBITDA by basic weighted average shares outstanding.